Exhibit 99.1

Pulse Electronics Corporation Reports Second Quarter Results

Strong Sequential Growth in Revenue, Operating Profit, and EBITDA

SAN DIEGO--(BUSINESS WIRE)--August 5, 2014--Pulse Electronics Corporation (NYSE:PULS), a leading provider of electronic components, today reported results for its second quarter ended June 27, 2014.

Second Quarter Highlights

  Net sales were $93.6 million, up 6.0 percent from $88.3 million in the prior-year quarter, and up 14.6 percent from $81.7 million in the first quarter.
  Operating profit (U.S. GAAP) was $1.7 million compared with a profit of $1.6 million in the prior-year quarter and a loss of $1.4 million in the first quarter.
  Non-GAAP operating profit was $2.9 million, compared with $2.2 million in the prior-year quarter and $0.1 million in the first quarter.
  Adjusted EBITDA was $4.8 million, compared to $4.0 million in the prior-year quarter and $1.9 million in the first quarter. As a percentage of revenue, Adjusted EBITDA margin was 5.1 percent, compared to 4.6 percent in the prior-year quarter and 2.3 percent in the first quarter.
  Completed the company’s financial restructuring with redemption of remaining convertible notes.

CEO Comments

“Our operating results in the second quarter for revenue and non-GAAP operating profit were higher both sequentially and year-over-year, as we expected based on the strength in industry demand we experienced in the first quarter,” said interim Chief Executive Officer Alan Benjamin. “Shipments in key network and power product lines were strong following higher order rates coming into the quarter, and higher demand in our smartphone programs bolstered revenue in the wireless segment.

“Pulse’s overall strategy remains unchanged: we continue to focus on aggressive EBITDA growth through margin improvement, cost and expense reductions, and growth in new channels. This quarter’s increase in EBITDA margin demonstrates our ability to generate good growth in EBITDA with increases in revenue,” Mr. Benjamin continued. “We will continue to pursue cost and expense reductions in the third quarter with the objective of further improving our EBITDA margin.

“We saw improvements in our wireless segment this quarter,” added Mr. Benjamin. “Higher demand for our existing products compared to the first quarter improved capacity utilization, resulting in higher operating margins despite increasing industry price pressure. Additionally, the new antenna manufacturing technology we discussed last quarter gained traction with our customers, and we look forward to this exciting technology adding to the segment’s operating results in future quarters.

“Entering the third quarter, we see demand across our business segments continuing at levels roughly in line with the second quarter,” concluded Mr. Benjamin.

Second Quarter Operating Performance

Net sales were $93.6 million compared to $88.3 million in the prior-year quarter due to broadly increased demand across key markets and customers in all segments. Increased order rates for network and power in the first quarter resulted in strong shipments in the second quarter, and demand for wireless products in both the consumer and infrastructure markets increased over the prior year. Sequentially, net sales increased 14.6 percent compared to first quarter net sales of $81.7 million due primarily to improved market demand and normal seasonality.

Cost of sales increased 9.4 percent to $73.8 million from $67.5 million in the prior-year quarter. The company’s gross profit margin was 21.1 percent compared with 23.5 percent in the prior-year quarter and 21.5 percent in the first quarter. Gross profit margin decreased compared to the prior year mainly due to lower market prices for consumer wireless products and higher production costs, particularly labor costs in China, partially offset by manufacturing efficiency improvement initiatives. Sequentially, gross margin declined slightly mainly due to product mix and higher labor costs.

Operating expenses were $17.0 million, a decline of 10.4 percent from the second quarter of 2013, mainly due to results of actions related to the previously announced expense reduction initiative. Operating expenses decreased 5.0 percent sequentially as certain cost reductions were implemented and achieved full effect.

Operating profit (U.S. GAAP) was $1.7 million compared with $1.6 million in the second quarter of 2013, mainly due to lower operating expenses offset by $1.0 million of severance costs in the current-year quarter associated with production cost and operating expense reductions. Non-GAAP operating profit was $2.9 million compared with $2.2 million in the prior-year quarter and $0.1 million in the first quarter.

The company had $24.8 million of cash and cash equivalents at June 27, 2014 compared with $26.9 million at December 27, 2013. The decrease in cash mainly reflects the payment of cash consideration for the previously announced convertible bond exchange transactions, refinancing transaction fees and expenses, and capital expenditures, partially offset by temporary reductions in working capital. Additionally, in the second quarter the company redeemed the remaining senior convertible notes outstanding after the exchange transaction for $1.6 million in cash. As a result, all of the company’s debt is now comprised of long-term loans which mature in late 2017.

Conference Call

The company will conduct a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) today. The conference call will be available via telephone and the Internet. The dial-in number is 1-800-860-2442 (international 1-412-858-4600). A link to the earnings press release, the Internet web cast and a slide presentation that will accompany management’s prepared remarks will be available on the “Investor Relations” section of the company’s web site www.pulseelectronics.com for two weeks.

About Pulse Electronics Corporation

Pulse Electronics is a leading electronic components partner that helps customers build the next great product by providing the needed technical solutions. Pulse Electronics has a long operating history of innovation in magnetics, antennas and connectors, as well as the ability to ramp quickly into high-quality, high-volume production. The company serves the wireless and wireline communications, power management, military/aerospace and automotive industries. Pulse Electronics is a participating member of the IEEE, SFF, OIF, HDBaseT Alliance, CommNexus, and MoCA. Visit the Pulse Electronics website at www.pulseelectronics.com.

Safe Harbor

This press release contains statements, including projections of future business objectives and financial results, that are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. These forward-looking statements are based on the company's current information and expectations. There can be no assurance these forward-looking statements will be achieved. Actual results may differ materially due to the risk factors listed from time to time in the company's SEC reports including, but not limited to, those discussed in its Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. All such risk factors are incorporated herein by reference as though set forth in full. The company undertakes no obligation to update any forward looking statement.

Non-GAAP Measures

In this press release and in other public statements, Pulse presents certain non-GAAP financial measures. These non-GAAP financial measures have limitations and may not be comparable with similar non-GAAP financial measures used by other companies and should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Set forth in Schedule A are the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures. These reconciliations should be carefully evaluated. Prior disclosures of non-GAAP figures may not exclude the same items and as such should not be used for comparison purposes. Management believes that these measures enhance investors' understanding of the company's financial performance and the comparability of the company's operating results to prior periods, as well as against the performance of other companies.

Copyright © 2014 Pulse Electronics Corporation. All rights reserved. All brand names and trademarks are properties of their respective holders.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per-share data)
	Three Months Ended		Six Months Ended
	6/27/14	6/28/13	6/27/14	6/28/13

Net sales	$93,567	$88,258	$175,219	$173,064
Cost of sales	73,830	67,508	137,956	132,133
Gross profit	19,737	20,750	37,263	40,931
Operating expenses	17,026	19,008	34,948	38,182
Severance, impairment and other associated costs	976	93	1,937	112
Legal reserve	11	37	22	75
Operating profit	1,724	1,612	356	2,562

Interest expense, net	(6,361)	(6,774)	(13,479)	(11,888)
Other income (expense), net	318	(408)	245	(2,940)
Loss before income taxes	(4,319)	(5,570)	(12,878)	(12,266)
Income tax (expense) benefit	(3,520)	349	(3,992)	(84)
Net loss	(7,839)	(5,221)	(16,870)	(12,350)
Less: Net (loss) earnings attributable to non-controlling interest	(30)	9	(16)	(5)
Net loss attributable to Pulse Electronics Corporation	$(7,809)	$(5,230)	$(16,854)	$(12,345)

Basic shares outstanding	17,322	7,994	14,992	7,976
Basic loss per share	(0.45)	(0.65)	(1.12)	(1.55)

Diluted shares outstanding	17,322	7,994	14,992	7,976
Diluted loss per share	(0.45)	(0.65)	(1.12)	(1.55)

BUSINESS SEGMENT INFORMATION (UNAUDITED)
(in thousands)
	Three Months Ended		Six Months Ended
	6/27/2014	6/28/2013	6/27/2014	6/28/2013
Net Sales
Network	$42,157	$38,454	$77,099	$74,285
Power	28,086	29,554	54,573	57,139
Wireless	23,324	20,250	43,547	41,640
Total net sales	93,567	88,258	175,219	173,064

Operating profit (loss)
Network	2,078	922	3,009	2,254
Power	2,195	1,910	3,512	3,079
Wireless	(1,562)	(1,090)	(4,206)	(2,584)
Operating profit excluding severance, impairment and other associated costs, and legal reserve costs	2,711	1,742	2,315	2,749
Severance, impairment and other associated costs	976	93	1,937	112
Legal reserve	11	37	22	75
Operating profit	$1,724	$1,612	$356	$2,562

FINANCIAL POSITION (UNAUDITED)
(in thousands)	6/27/2014	12/27/2013

Cash and cash equivalents	$24,774	$26,902
Accounts receivable, net	64,381	62,185
Inventory, net	30,920	36,726
Prepaid expenses and other current assets	17,490	18,966
Net property, plant and equipment	25,655	27,955
Other assets	17,229	16,100
Total assets	180,449	188,834

Accounts payable	69,112	70,871
Current portion of long-term debt	-	22,315
Accrued expenses and other current liabilities	38,089	36,335
Long-term debt	116,231	90,030
Other long-term liabilities	23,815	22,841
Total liabilities	247,247	242,392
Total deficit	(66,798)	(53,558)

Total liabilities and deficit	$180,449	$188,834

Shares outstanding	17,304	7,956

Schedule A
NON-GAAP MEASURES (UNAUDITED) (in thousands, except per-share amounts)

1. Operating profit excluding severance, impairment and other associated costs, legal reserve costs, and non-cash stock-based compensation expenses

	Quarter Ended		Six Months Ended
	6/27/14	6/28/13	6/27/14	6/28/13

Operating profit	$1,724	$1,612	$356	$2,562
Pre-tax severance, impairment and other associated costs	976	93	1,937	112
Pre-tax non-cash stock-based compensation expenses	237	423	743	1,002
Pre-tax legal reserve	11	37	22	75

Operating profit excluding severance, impairment and other associated costs, legal reserve costs, and non-cash stock-based compensation expenses	$2,948	$2,165	$3,058	$3,751

2. Net loss per diluted share excluding severance, impairment and other associated costs, legal reserve costs, and non-cash stock-based compensation expenses

	Quarter Ended		Six Months Ended
	6/27/14	6/28/13	6/27/14	6/28/13

Net loss per diluted share	$(0.45)	$(0.65)	$(1.12)	$(1.55)
After-tax severance, impairment and other associated costs, per share	0.04	0.01	0.09	0.01
After-tax non-cash stock-based compensation expenses, per share	0.01	0.03	0.03	0.08
After-tax legal reserve, per share	0.00	0.01	0.00	0.01

Net loss per diluted share excluding severance, impairment and other associated costs, legal reserve costs, and non-cash stock-based compensation expenses	$(0.40)	$(0.60)	$(1.00)	$(1.45)

3. Adjusted EBITDA	Quarter Ended
	6/27/14	6/28/13

Net loss attributable to Pulse Electronics Corporation	$(7,809)	$(5,230)
Non-controlling interest	(30)	9
Income tax expense (benefit)	3,520	(349)
Interest expense, net	6,361	6,774
Non-cash stock-based compensation expenses	237	423
Depreciation and amortization	1,829	1,862
Other (income) expense, net	(318)	408
Severance, impairment and other associated costs	976	93
Legal reserve	11	37
Adjusted EBITDA	$4,777	$4,027

CONTACT:
Pulse Electronics
Jim Butler
Sr. Director of Finance and Treasurer
858-674-8183
jbutler@pulseelectronics.com